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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:        September  30, 1997
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person

                          Genesis Health Ventures, Inc.
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     (Last)                          (First)                         (MI)

                             101 East State Street
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                                    (Street)
                            Kennett Square, PA 19348
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                 April 26, 1998
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 3. IRS or Social Security Number of Reporting Person (Voluntary)
                                   06-1132947
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 4. Issuer Name and Ticket or Trading Symbol
                     Vitalink Pharmacy Services, Inc. (VTK)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [    ]  Director                       [ X   ]  10% Owner
    [    ]  Officer (give title below)     [    ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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Common stock, par value $.01     |                           |                            |
per share                        |    $13,000,000            |              I             |      By Manor Care, Inc. (1)
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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
Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1473 (8/92)
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

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
a)                                                 |                    |
                                                   |                    |
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                                                   |                    |
b)                                                 |                    |
                                                   |                    |
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                                                   |                    |
c)                                                 |                    |
                                                   |                    |
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                                                   |                    |
d)                                                 |                    |
                                                   |                    |
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |
a)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
b)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
c)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
d)                        |              |                           |                                   |
                          |              |                           |                                   |
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Explanation of Responses:



1) On April 26, 1998, the Reporting Entity, V Acquisition Corporation, and Vitalink Pharmacy Services, Inc., ("Vitalink") entered into an agreement and plan of merger (the "Merger Agreement"). In connection with the Merger Agreement, Manor Care, Inc., has granted an irrevocable proxy to the Reporting Entity to vote the 13,000,000 shares of Vitalink common stock it owns.


/s/ George V. Hager, Jr.
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George V. Hager, Jr., Senior Vice President and
            Chief Financial Officer

                May 6, 1998
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                   Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                               SEC 1473 (7/96)